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                                                                   EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT is made and entered into as of this 9th day of September, 1997, by and Digital Teleport, Inc., a Missouri corporation (the "Company"), and Robert F. McCormick ("Executive").

                  WITNESSETH:

                  WHEREAS, the Company desires to obtain the benefit of the services of Executive, and Executive desires to be employed by the Company and render such services on the terms and conditions, including compensation, hereinafter set forth;

                  WHEREAS, in the event that Executive terminates employment with the Company, Executive acknowledges that, by accepting employment with a person or entity offering products or services competitive with the Company's, Executive would put him or herself in a position where Executive would unavoidably be called on to utilize and/or disclose the Company's trade secrets and confidential information relating to the Company's business or to use Company customer contacts in violation of this Employment Agreement, and that the only practicable method for insuring compliance with this Employment Agreement is for Executive to refrain from employment with any competitor of the Company for a reasonable period of time.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

                  1. Employment. Executive is hereby employed by the Company and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth, provided that the employment of Executive upon the terms and conditions set forth herein are contingent upon Executive passing a pre-employment physical examination, a detailed background investigation (which Executive hereby consents to) and a verification of information provided by Executive to the Company.

                  2. Term of Employment. The term of this Employment Agreement shall commence on the date first set forth above and shall end on the third anniversary of such date (the "Employment Period"), unless sooner terminated as provided in Section 5 hereof. On the second anniversary of the date hereof, the Chief Executive Officer and the Employee shall meet to discuss the Company's intention as to the structure and nature of Executive's employment relation with the Company, if any, following the Employment Period.

                  3. Duties. Executive shall serve in a managerial capacity with the title Vice President and Chief Financial Officer (which areas of responsibilities may be modified from time to time by the Company's President) with the Company or the business of the Company as presently conducted, and as said business may evolve during the Employment Period, on a full-time basis. During the Employment Period, Executive shall devote such time, attention, skill, energy and efforts as may be necessary for the faithful performance of duties assigned to Executive.


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                  4.       Compensation.

                  (a) During the Employment Period, the Company shall pay Executive as compensation for his services during the Employment Period, a base salary (the "Base Salary") at a rate of One Hundred Sixty Thousand Dollars ($160,000) per year, such Base Salary to be payable in accordance with the Company's usual payment practices. Additionally, Executive shall be entitled to participate in all of the Company's employee benefit plans generally available to employees of the Company.

                  (b) Executive shall receive a one-time signing bonus (the "Signing Bonus") in an amount equal to $16,000, payable by the Company upon Executive's passing of the physical examination and background check provided in
Section 1 hereof. In the event Executive voluntarily terminates his employment with the Company prior to the one-year anniversary hereof, Executive shall reimburse the Company an amount equal to the Signing Bonus.

                  (c) Executive will be eligible for an annual incentive pay program, pursuant to which the Executive may receive a bonus of up to 30% of Executive's Base Salary, upon the achievement of individual performance goals which will be jointly agreed upon by Executive and the Company. Within 30 days of the beginning of each fiscal quarter, the Chief Executive Officer and Executive shall meet to formulate recommendations for such goals (which might be quarterly or longer in duration), which shall be submitted to the Board of Directors for approval (unless the Board shall have delegated the authority to approve such goals to the Chief Executive Officer. To the extent earned, such bonus will be payable annually on the first, second and third anniversaries of the date hereof.

                  (d) Executive will receive a grant of options to purchase 300 shares of the Company's outstanding common stock, which is equivalent to one-half of one percent (.5%) of the Company's outstanding equity stock as of the date hereof. Such options shall be qualified "incentive" stock options to the extent permitted by federal tax law, and shall otherwise be non-qualified stock options. Executive shall receive an additional grant of one-quarter of one percent (.25%) of the Company's outstanding equity interest upon consummation of an initial public offering of the Company's common stock ("IPO"). The options shall have the features set forth in Exhibit A hereto. The grant date shall be as soon as reasonably practicable following the date hereof, not to exceed [three] months.

                  (d) All compensation shall be subject to customary withholding taxes and other employment and usage taxes as required with respect thereto.

                  5. Termination of Employment. Prior to the expiration of the Employment Period, this Employment Agreement and Executive's employment may be terminated by the Company as follows:

                  (a) Upon written notice to Executive in the event Executive becomes disabled. For this purpose, disability shall be defined as the inability of Executive to substantially perform his duties for a period of 180 consecutive days. In the event of a disagreement concerning the



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existence of any such disability, the matter shall be resolved by a disinterested licensed physician chosen by the Company.

                  (b) At the election of the Company, for "Cause" immediately upon written notice by the Company to Executive. For the purposes of this Employment Agreement, "Cause" shall mean:

                  (1) willful or prolonged absence from work by Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by Executive to perform his duties and responsibilities hereunder;

                  (2) material breach by Executive of any of the covenants contained in this Employment Agreement;

                  (3) the Executive's commission of fraud or dishonesty against the Company or willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business or business relationships of the Company, its subsidiaries or affiliates or their respective officers, directors or employees; or

                  (4) the commission by Executive of any crime involving moral turpitude or which could reflect unfavorably upon the Company, including without limitation embezzlement, theft, fraud or other similar act.

                  (c) For any other cause or without cause, upon written notice to Executive.

                  Upon termination of this Employment Agreement, all rights and obligations of the parties hereunder shall cease, except: (i) if this Employment Agreement is terminated without cause pursuant to Subsection (c) above prior to the end of the Employment Period, Executive shall receive all of his base salary for the remainder of such Employment Period; and (ii) termination of employment pursuant to this Section 5 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 7 through 10 and 13 through 17 hereof.

         6.       Change of Control.

         (a) If (i) the Company terminates Executive's employment without Cause during the period commencing with the date of a Change of Control (as hereinafter defined) and ending twelve months following the Change of Control (the "Change of Control Period"), or (ii) Company terminates Executive's employment without Cause within three months prior to a Change of Control unless the Company can reasonably demonstrate that such termination was not in connection with or not in anticipation of a Change of Control, the Executive shall be entitled to receive as compensation Change of Control Payments (as hereinafter defined) and such Change of Control Payments shall be in lieu of any other payments described in Section 5 herein. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall relieve Employer of its obligation of providing Executive with all retirement and deferred



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compensation benefits in accordance with the terms of all retirement and deferred compensation plans in which Executive participates.

         (b) The term "Change of Control" for purposes of this section shall mean a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), or any comparable successor provisions. Without limiting the foregoing, a "Change of Control" also means for purposes of this Agreement, regardless of its meaning under the provisions of the Exchange Act:

                  (i) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote in the election of directors; or

                  (ii) Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

                  (c)      The term "Change of Control Payments" shall mean:

                           (i) Executive's Base Salary for the remainder of the Employment Period;

                           (ii) an amount equal to the simple average of performance bonuses previously paid to Executive, prorated to the end of the Employment Period; and

                           (iii) an additional amount equal to Executive's Base
Salary for one year.

                  7. Third-Party Confidentiality. Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to persons not affiliated with the Company. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Employment Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.



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                  8.       Inventions, Etc.; Confidentiality

                  (a) Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Executive, whether individually or otherwise, during the time that Executive is employed by the Company, whether or not during working hours, that relate to (i) the business and/or activities of the Company, (ii) the Company's anticipated research or development or (iii) any work performed by Executive for the Company, shall be the sole and exclusive property of the Company, and the Company shall own any and all right, title and interest to such property. The Executive assigns and agrees to assign to the Company any and all right, title and interest in and to any such ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, whenever requested to do so by the Company, at the Company's expense, and the Executive agrees to execute any and all applications, assignments or other instruments which the Company deems desirable or necessary to protect such interests.

                  (b) Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, or confidential and trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the invention relates (A) to the Company's business or (B) to the Company's actual research or development or (ii) the invention results from any work performed by the Executive for the Company.

                  (c) Executive acknowledges that Executive's work for the Company is expected to bring him into close contact with various confidential business data of the Company and its clients not readily available to the public. Accordingly, Executive:

                           (i) covenants and agrees that (A) during the Employment Period, except pursuant to appropriate safeguards on confidentiality and only in connection with the business of the Company, and (B) after the Employment Period, on any basis for any reason, Executive shall not use or disclose to anyone except authorized personnel of the Company, whether or not for her benefit or otherwise, any confidential matters (collectively, "Confidential Matters"), concerning the Company or its suppliers, consultants, agents or clients, whether former, current or potential (collectively, the "Clients"), including without limitation, all confidential technical information of the Company, secrets, trade secrets, formulas, proprietary software, copyrights, Client lists, lists of employees, confidential evaluations, mailing lists, details of consultant contracts, pricing policies, sales data and reports, margins, operational methods and processes, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, financial information and other confidential business affairs, learned by Executive concerning the Company, its Clients, or a third party, including without limitation, any



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         subsidiaries, partners, affiliates, shareholders, employees, lenders, suppliers, consultants, agents or joint venture partners of the Company (collectively, "Affiliates"); and

                           (ii) covenants and agrees that (A) all confidential memoranda, notes, sketches, lists (including, without limitation, mailing and customer lists), records, other confidential documents and computer diskettes (and all copies thereof) made or compiled by Executive or made available to her concerning the Company, its Clients and any Affiliates are the sole property of the Company, and (B) if such documents are in the possession or control of Executive, Executive shall deliver them, without retaining any copies thereof, to the Company promptly at the time of Executive's termination of employment or at any other time upon request by the Company.

                  9.       Non-Competition Agreement.

                  (a) Executive covenants and agrees that Executive shall not, directly or indirectly, as a principal, employee, partner, consultant, agent or otherwise, compete or assist in competitive activity with the Company, within the 14 state region in the Company's current written business plan, or in any other areas in which the Company then operates or has plans to operate, during the Employment Period and for a period of twelve (12) consecutive months immediately following the termination of Executive's employment (the period of time during which Executive is restricted from such competition pursuant to the foregoing provisions is hereinafter referred to as the "Restricted Period") without the express prior written consent of the Company; provided, however, that the running of the Restricted Period shall be tolled during any period of time in which Executive violates the provisions herein. Without limiting the generality of what might constitute competitive activity, Executive acknowledges and agrees that any fiber-optic competitive access provider, competitive or incumbent local exchange carrier or inter-exchange carrier shall constitute competitive activity.

                  (b) During the Restricted Period, Executive shall not directly or indirectly, alone or in concert with others, solicit or accept the business of any customer (or any person or entity whom the Company or any of its employees or agents has solicited as a prospective customer) ("Customer") (nor provide any services to any Customer) which was a Customer of the Company at any time during the course of Executive's employment by the Company.

                  (c) During the Restricted Period, Executive shall not, directly or indirectly, alone or in concert with others, solicit or encourage any employee of the Company, or an employee of any person or entity with which the Company has an agreement through which the Company and the person or entity are to act in concert with respect to the business of the Company (a "Consultant"), to leave their respective employment or hire any employee of the Company or any person who was an employee of the Company at any time within the one (1) year period prior to the date first above written.



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                  (d) During the Restricted Period, Executive shall not,
directly or indirectly, alone or in concert with others, encourage any consultant which is then under contract with the Company to cease to work for the Company or any Consultant.

                  10. Acknowledgment Regarding Restrictions. Executive recognizes and agrees that the restraints contained in Sections 8 and 9 are reasonable and enforceable in view of the Company's legitimate interests in protecting its trade secrets and customer contacts. Executive further acknowledges that the limitations contained in Sections 8 and 9 are reasonable as to the duration in time, as to geographic scope and as to the nature of the activities restricted. However, in the event an appropriate court determines that the provisions of Sections 8 and 9 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that Sections 8 and 9 may be reduced or curtailed to the extent necessary to render it enforceable.

                  11. Vacation and Holidays. Executive shall be entitled to three (3) weeks paid vacation, provided that the Company may require that such vacation shall be scheduled as mutually agreed by Executive and the Company. Executive shall be entitled to the following paid holidays: New Year's Day, Independence Day, Thanksgiving and the day after Thanksgiving, and Christmas Day [and an additional "floating holiday"].

                  12. Relocation Expenses. Executive shall be entitled to receive from the Company reimbursement for the following relocation expenses (the "Relocation Expenses"), to the extent incurred:

                  (a) customary real estate transaction fees and expenses, including brokers' fees, for the sale of Executive's residence in California and purchase of a residence in the St. Louis metropolitan area;

                  (b) moving expenses, including normal and customary packing and moving charges, but not including the moving of automobiles or bulk material;

                  (c) temporary housing expenses for up to sixty days, not to exceed $2,500 per month; and

                  (d) a relocation supplement of $2,000 cash to be paid upon Executive's move to the St. Louis metropolitan area to cover incidental moving expenses (in lieu of reimbursement).

                  With respect to items (a)-(c) above, reimbursement shall be made to Executive only for actual expenses incurred, as evidenced in writing in form reasonably acceptable to the Company. The reimbursement set forth in item
(c) may be used also to pay the expenses of Executive in breaking a lease in the St. Louis area (subject to the limits described therein), in the event that Executive does not pass the pre-employment physical examination or detailed background investigation described above.



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                  In the event Executive voluntarily terminates his employment with the Company prior to the one-year anniversary hereof, Executive shall reimburse the Company an amount equal to the Relocation Expenses other than those specified in Sections 12(c) and 12(d).

                  13. Non-Waiver of Rights. The Company's failure to enforce at any time any of the provisions of this Employment Agreement or to require at any time performance by the Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Employment Agreement, or any part of it, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Employment Agreement.

                  14. The Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Executive's duties and obligations under the terms and provisions of Sections 7, 8 or 9, Executive agrees that the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction to prevent such breach or threatened breach because the harm which might result to the Company's business as a result of any noncompliance by Executive with any of the provisions of Sections 7, 8 or 9 will be irreparable. Executive acknowledges that the Company's entitlement to injunctive relief shall be in addition to the Company's entitlement to damages.

               15. The Company's Right to Recover Costs and Fees. Executive agrees that if Executive breaches or threatens to breach this Employment Agreement, Executive shall be liable for any attorneys' fees and costs incurred by the Company in enforcing its rights under this Employment Agreement in the event that a court determines that Executive has breached this Employment Agreement or if the Company obtains injunctive relief against the Executive. The Company agrees that it shall be liable for any attorneys' fees and costs incurred by Executive in defending against such enforcing, if the Company is awarded no injunctive relief and a court ultimately determines that Executive did not breach this Agreement.

                  16. Prior and/or Present Employment. Executive represents and warrants to the Company that Executive is not a party to any agreement containing a noncompetition provision or other restriction with respect to (a) the nature of any services or business that Executive is entitled to perform or conduct for the Company or (b) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or the services to be rendered by Executive to the Company. Executive further certifies that he will not disclose or use, during Executive's employment by the Company, any confidential information that Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality before Executive's employment by the Company.

                  17. Future Employment. During the Restricted Period, Executive shall inform each new employer, prior to accepting employment, of the existence of this Employment Agreement and provide that employer with a copy of it. Executive hereby authorizes the



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Company to forward a copy of this Employment Agreement, with Section 4 redacted, to any actual or prospective new employer.

                  18. Assignments. This Employment Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Employment Agreement nor any rights hereunder are assignable by Executive.

                  19. Governing Law. This Employment Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri without regard to its conflict of law rules. The parties agree that exclusive venue and jurisdiction for any action brought under this Employment Agreement shall lie in the County of St. Louis, Missouri.

                  20. Amendments. No modification, amendment or waiver of any of the provisions of this Employment Agreement shall be effective unless in writing and signed by the parties hereto.

                  21. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to the Company at Digital Teleport, Inc., 11111 Dorsett Road, St. Louis, Missouri,
Attn.: Richard D. Weinstein, President; and to Executive at 101 Fawn Place, Danville, California 94526; or to such other address as may have been furnished to the other party in writing.

                  22. Reflection and Advice of Counsel Encouraged. This Employment Agreement places restrictions on Executive's right to seek employment with certain employers or to engage in businesses competitive with the Company's business in the event that the Executive terminates his or her employment with the Company. By signing this Employment Agreement, Executive acknowledges that he or she has had ample time to reflect on these restrictions and has been encouraged to seek the advice of counsel.

                  23. Entire Agreement. This Employment Agreement is the entire agreement between the parties and supersedes any previous oral or written agreement or understanding between the Company and Executive with respect to the subject matter hereof. There are no representations, warranties, promises or undertakings other than those expressly contained in this Employment Agreement.

                  24. Confidentiality of Employment Agreement. Executive acknowledges that the terms and provisions in this Agreement arise from a unique set of circumstances. Therefore, Executive agrees to keep the terms of this Employment Agreement strictly confidential and shall not reveal such terms to any person, including, without limitation, any other employee of the Company.



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                  25. Severability. Subject to severability provisions integral to any paragraph of this Agreement, the unenforceability, invalidity or illegality of any provision of this Agreement shall not affect or impair the continuing enforceability or validity of any other part of this Agreement, all of which shall survive and be valid and enforceable.

                  26. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  27. Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.



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                  IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the date first above written.


                                               DIGITAL TELEPORT, INC.



                                               By: Richard D. Weinstein
                                                  ------------------------------
                                               Name: Richard D. Weinstein
                                               Title:  President


                                               EMPLOYEE

                                                   Robert F. McCormick
                                                  ------------------------------
                                                   Robert F. McCormick



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                                    EXHIBIT A

                                  Stock Options

1. Prior to IPO, 100% of the stock options would vest after five years from the date of the grant.

2. Following IPO, the options would vest 25% after the end of each of the first, second, third and fourth years of the grant date. Previously issued options will vest as if the Company had been public on the date of the grant.

3. Following year three, even if a new employment contract is not tendered, 100% of the previously granted options would vest in the event Executive is terminated without cause.

4. The exercise price will be equal to the fair market value at the time of the grant.

5.   The options will have a term of ten years.

6. The options shall vest upon a change of control as defined in the option agreement.